SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 16, 2002
Date of Report (Date of earliest event reported)

CAPTARIS, INC.
(Exact name of registrant as specified in its charter)

Washington	0-25186	91-1190085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

11410 NE 122nd Way
Kirkland, Washington 98034
(Address of principal executive offices)

(425) 820-6000
(Registrant’s telephone number, including area code)

Item 4.    CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

Previous Independent Accountant

As of July 16, 2002, we dismissed Arthur Andersen LLP (Arthur Andersen) as our independent accountant.

Arthur Andersen has served as our independent accountant since 1990. The decision to change our independent accountant was recommended and approved by our Audit Committee and approved by our Board of Directors. The principal accountant’s report on the financial statements for each of the past two years did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. We have had no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

During the period that Arthur Andersen served as our independent accountant and through the date of this Form 8-K, there have been no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

We have provided Arthur Andersen with a copy of this disclosure, and we have requested that Arthur Andersen furnish us with a letter addressed to the Securities and Exchange Commission (SEC), stating whether it agrees with the above statements. However, we have been informed by Arthur Andersen that Arthur Andersen has ceased providing written representations for use in Form 8-Ks concerning changes in a registrant’s certifying accountant. If we receive such a letter from Arthur Andersen, we will file a copy of the letter as Exhibit 16.1 to an amendment to this Form 8-K no later than the 2nd business day after our receipt of such letter.

New Independent Accountant

On July 16, 2002, we engaged Deloitte & Touche LLP (Deloitte) as our independent accountant to audit our financial statements for the fiscal year ending December 31, 2002. The decision to engage Deloitte was recommended and approved by our Audit Committee and approved by our Board of Directors.

Since January 2000 and through July 16, 2002, we have not consulted with Deloitte regarding (a) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and no written report or oral advice was provided by Deloitte that was an important factor we considered in reaching a decision on an accounting, auditing, or financial reporting issue, or (b) any matter that was the subject of either a disagreement or a reportable event.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPTARIS, INC.

Date: July 22, 2002	/s/ Jeffrey B. deCillia
Jeffrey B. deCillia, Senior Vice President, Chief Financial Officer and Secretary

2